Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated November 28, 2018, relating to the consolidated financial statements of Hawk Parent Holdings LLC and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Warren Averett, LLC

Birmingham, Alabama

February 12, 2019